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Exhibit 99.1

Warwick Valley Telephone Company (Nasdaq: WWVY) announced that on January 24, 2005, Mr. Michael A. Cutler will join the Company as Vice President, Chief Financial Officer and Treasurer. Mr. Cutler currently serves as the Director of Finance of Gibraltar Industries Corporation - Hubbell Division. Prior to joining Gibraltar in 2003, Mr. Cutler spent over 20 years in the telecommunications industry, primarily with SBC/Ameritec/ Illinois Bell, holding various senior financial positions.